Exhibit 99.1 – Voting Agreement

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of July 25, 2017 (the “Effective Date”) among the undersigned stockholder (“Stockholder”) of InfoSonics Corporation, a Maryland corporation (“Parent”), and Cooltech Holding Corp., a Nevada corporation (the “Company”).  Parent, Stockholder and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, concurrently with or following the execution of this Agreement, the Company, Parent and InfoSonics Acquisition Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (the “Merger Sub”), have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of the Merger Sub with and into the Company pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has required that Stockholder execute and deliver this Agreement; and

WHEREAS, in order to induce the Company to enter into the Merger Agreement, Stockholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of Parent’s common stock, par value $0.001 per share (“Parent Common Stock”) beneficially owned by Stockholder (including any such shares of Parent Common Stock  which are issuable upon exercise of outstanding options held by Stockholder, whether vested or unvested or other securities of Parent convertible into Parent Common Stock) and set forth below Stockholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Parent Common Stock pursuant to Section 6 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1.Definitions.  For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.Representations of Stockholder.  Stockholder represents and warrants to the Company that:

(a)(i) Stockholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Original Shares free and clear of all Liens, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares. The Original Shares  listed on the signature page hereto constitute all of the shares of Parent Stock or other securities of Parent beneficially owned by Stockholder  as of the date hereof and no person has any contractual or other right or obligation to purchase or otherwise acquire any of the Original Shares. Stockholder has full voting power with respect to the Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all Shares.

(b)Stockholder has full corporate power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Stockholder’s obligations hereunder (including the proxy described in Section 3(b) below)). This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms subject to limitations on the enforcement of equitable remedies.

(c)None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement or instrument applicable to Stockholder or to Stockholder’s property or assets.

(d)No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement.

(e)Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of Stockholder’s own choosing.  Stockholder understands and acknowledges that Parent, the Company and the Merger Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

(f)With respect Stockholder, as of the date hereof, there is no suit, claim, action, proceeding, litigation, hearing, writ, injunction, notice of violation, investigation, arbitration, mediation, audit, dispute or demand letter pending against, or, to the knowledge of Stockholder, threatened against  Stockholder or any of Stockholder’s properties or assets (including the Shares) that would reasonably be expected to prevent or materially delay or materially impair the consummation by Stockholder of the transactions contemplated by this Agreement or otherwise materially adversely impact Stockholder’s ability to perform its obligations hereunder.

(g)No broker, finder, financial advisor, investment banker or other person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder.

3.Agreement to Vote Shares; Irrevocable Proxy.

(a)For so long as the Special Committee has not made an Adverse Recommendation Change, Stockholder agrees during the term of this Agreement to vote his Shares (either in person, by proxy,  execution of an action by written consent or consents or otherwise), and to cause any holder of record of his Shares to vote (either in person, by proxy,  execution of an action by written consent or consents or otherwise): (i) in favor of the Merger, the Merger Agreement, the Amendment to the Articles and the Financing Transactions, at every meeting (or in connection with any action by written consent) of the stockholders of Parent at which such matters are considered and at every adjournment or postponement thereof; (ii) against (1) any Acquisition Proposal, (2) any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent under the Merger Agreement or any definitive documents governing the Financing Transactions or of Stockholder under this Agreement and (3) any action, proposal, transaction or agreement that would impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Parent’s, the Company’s or the Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of Parent.  For the avoidance of doubt and notwithstanding any other term hereof, in the event the Special Committee has made any Adverse Recommendation Change, this Agreement shall immediately and automatically terminate and Stockholder will not be bound by any of the provisions hereof and shall be free to vote the Shares (either in person, by proxy,  execution of an action by written consent or consents or otherwise), and to cause any holder of record of Shares to vote (either in person, by proxy,  execution of an action by written consent or consents or otherwise), on any matter or proposal submitted to Parent stockholders for action or consideration, including without limitation, any Superior Acquisition Proposal.

(b)Stockholder hereby appoints the Company and any designee of the Company, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder with respect to the Shares. The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4.No Voting Trusts or Other Arrangement.  Stockholder agrees that Stockholder will not, and will not permit any entity under Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with the Company.

5.Transfer and Encumbrance.  Stockholder agrees that during the term of this Agreement, Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of the Shares by Stockholder to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or upon the death of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to be bound by all of the terms of this Agreement.

6.Additional Shares.  Stockholder agrees that all shares of Parent Common Stock or other securities convertible into Parent Common Stock that Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

7.Termination.  Notwithstanding any other term hereof, this Agreement shall terminate upon the earliest to occur of (a) the Effective Time; (b) the date on which the Merger Agreement is terminated in accordance with its terms; and (c) any Adverse Recommendation Change made by the Special Committee.

8.No Agreement as Director or Officer.  Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of Parent or any of its subsidiaries, and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in Stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary or legal duties as an officer or director to Parent or its stockholders and Stockholder will not be in breach or violation of this Agreements for exercising such fiduciary or legal duties.

9.Specific Performance.  Each Party hereto acknowledges that it will be impossible to measure in money the damage to the other Parties if a Party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other Parties will not have an adequate remedy at law or damages. Accordingly, each Party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other Parties has an adequate remedy at law. Each Party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other Parties’ seeking or obtaining such equitable relief.

10.Entire Agreement.  This Agreement supersedes all prior agreements, written or oral, between the Parties hereto with respect to the subject matter hereof and contains the entire agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the Parties hereto. No waiver of any provisions hereof by either Party shall be deemed a waiver of any other provisions hereof by such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party.

11.Notices.  All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the second day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11):

If to the Company:

Cooltech Holding Corp.

48 NW 25th St

Suite 107/108

Miami, FL 33127

Fax 786-9990903

Attn: Mauricio Diaz

Copy to:

Sichenzia Ross Ference Kesner LLP

61 Broadway, 32nd Floor

New York, NY 10006

Attn: Harvey J. Kesner

E-mail: hkesner@srkfllp.com

If to Parent:

InfoSonics Corporation

3636 Nobel Drive, Suite #325

San Diego, CA 92122

Attn: Vern LoForti

Email: vern.loforti@infosonics.com

Copy to:

Perkins Coie LLP

1888 Century Park East, Suite 1700

Los Angeles, CA 90067

Attention: David Katz, Esq.

Facsimile: 310-843-1254

E-mail: dkatz@perkinscoie.com

If to Stockholder, to the address, facsimile number or e-mail set forth for Stockholder on the signature page hereof.

12.Miscellaneous.

(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Maryland.

(b)Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the another Party hereto or its successors or assigns shall be brought and determined exclusively in the State of Maryland, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the State of New York. Each of the Parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11 or in such other manner as may be permitted by applicable laws, will be valid and sufficient service thereof. Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 12(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 12(c).

(d)If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e)This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(f)Each Party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g)All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h)The obligations of Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent and the Merger Sub, and the Parties agree that there is not and has not been any other agreement, arrangement or understanding between the Parties hereto with respect to the matters set forth herein.

(i)Neither Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties hereto. Any assignment contrary to the provisions of this Section 12(i) shall be null and void.

(j)   In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of Parent affecting the Shares, then the terms of this Agreement shall apply to all Shares of Parent held by Stockholder immediately following the effectiveness of the events described herein, as though they were Shares hereunder.

(k)Except as set forth in the Merger Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses.

(l)Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

(m)Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Company any direct or indirect ownership or incidence of ownership of or with respect to the Shares. Except as otherwise provided herein or in the Merger Agreement, all rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder and the Company shall not have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of Parent or exercise any power or authority to direct Stockholder in the voting of any of the Shares.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

Cooltech Holding Corp.

By/s/  Mauricio Diaz

Name: Mauricio Diaz

Title: Chief Executive Officer

/s/  Joseph Ram

Joseph Ram

Number of Shares of Parent Common Stock Beneficially

Owned as of the Date of this Agreement: 3,910,330

6309 Belmont Trail Court

San Diego, CA  92130

E-mail: joseph.ram@infosonics.com

AGREED AND ACCEPTED:

INFOSONICS CORPORATION

By/s/  Vernon LoForti

Name: Vernon LoForti

Title: Vice President, Chief Financial Officer

          and Corporate Secretary